EXHIBIT 10.38

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is made as of this 11th day of July, 2007 (the “Effective Date”) between Simmons Holdco, Inc., a Delaware corporation (the “Company”), and the undersigned (the “Optionee”).  Certain capitalized terms used herein are defined in Section 8 hereof.

WHEREAS, the Company believes it to be in the best interests of the Company and its shareholders to take action to promote work-force stability, to reward performance and otherwise align the Optionee’s interests with those of the Company;

WHEREAS, accordingly, the Company desires to grant the Optionee a non-qualified stock option under the Second Amended and Restated Simmons Holdco, Inc. Equity Incentive Plan (the “Plan”) to acquire shares of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”); and

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Option.

(a) Grant.  The Company hereby grants to the Optionee under the Plan and subject to the terms and conditions of the Plan a non-qualified stock option (the “Option”) to purchase all or any part of an aggregate number of shares set forth below the Optionee’s name on the signature page attached hereto (the “Shares”).

(b) Exercise Price.  The per share exercise price (“Exercise Price”)  for the Shares covered by the Option shall be as set forth below the Optionee’s name on the signature page attached hereto.

2. Vesting of Option.

(a) General.

(i)          Vesting Targets.  The Option shall vest and become exercisable with respect to the Shares (the “Vested Shares”) in accordance with this Section 2, based upon the Company’s achievement of the Consolidated Adjusted EBITDA targets set forth below (each, the “Target EBITDA”) for each of the Company’s fiscal years ending December 29, 2007, December 27, 2008, December 26, 2009 and December 25, 2010 (the “Measurement Years”).

EBITDA Targets

(dollars in millions)

Measurement Years	Target EBITDA	Cumulative Target EBITDA	90% of Target EBITDA	90% of Cumulative Target EBITDA	Eligible Shares
2007	$190.0	$190.0	$171.0	$171.0	25% of Shares
2008	$225.0	$415.0	$202.5	$373.5	25% of Shares
2009	$240.0	$655.0	$216.0	$589.5	25% of Shares
2010	$265.0	$920.0	$238.5	$828.0	25% of Shares

(ii)          Adjustments.  The minimum Target EBITDA numbers set forth above shall be equitably adjusted by the Board for acquisitions and dispositions made by the Company (whether by purchase or sale of assets or stock, merger, consolidation or otherwise) and such adjustments may take into account the pro forma annual Consolidated Adjusted EBITDA of any acquired business, as determined by the Board.

(iii)          Performance Based Vesting.  At the end of each Measurement Year, on the Measurement Date, the percentage of Shares under the Option set forth above shall be eligible to vest (the “Eligible Shares”). On each Measurement Date, 50% of the Eligible Shares shall become Vested Shares if at least 90% of the Target EBITDA amount was met for the prior Measurement Year.  If more than 90% of the Target EBITDA amount was met for the prior Measurement Year, then the Eligible Shares shall become Vested Shares on a straight line basis such that an additional 5% of Eligible Shares shall become Vested Shares for each 1% that actual Consolidated Adjusted EBITDA exceeds 90% of the Target EBITDA amount.

(b) Change of Control.

(i)           The vesting of Shares that are not Vested Shares will accelerate as set forth below upon a Change of Control solely if (a) the Company achieves at least 90% of the Target EBITDA for the Measurement Year immediately preceding the year in which the Change of Control occurs, and (b) the actual Consolidated Adjusted EBITDA for the Measurement Year immediately preceding the year in which the Change of Control occurs exceeds the actual Consolidated Adjusted EBITDA for the preceding year.  If (x) the conditions set forth in clauses (a) and (b) above are met, and (y) the Company achieves 90% of the Cumulative Target EBITDA above for the Measurement Year completed immediately prior to the Change of Control, then 50% of the Shares that were Eligible Shares but which did not previously become Vested Shares (the “Missed Shares”) and 50% of the Shares that are not yet Eligible Shares shall become Vested Shares. If (1) the conditions set forth in clauses (a) and (b) above are met, and (2) the Company achieves more than 90% of the Cumulative Target EBITDA above for the immediately preceding Measurement Year, then a number of Missed Shares and Shares that are not yet Eligible Shares will become Vested Shares, determined on a straight line basis such that an additional 5% of the Missed Shares and 5% of the Shares that are not yet Eligible Shares will become Vested Shares for each 1% that actual Consolidated Adjusted EBITDA for the immediately preceding Measurement Year exceeds 90% of the Cumulative Target EBITDA set forth above.

(ii)          Notwithstanding the foregoing paragraph, the vesting of Shares that are not Vested Shares will accelerate upon a Change of Control which occurs in the Measurement Year ending December 29, 2007 as follows:  Shares that are not Vested Shares will accelerate as set forth below upon a Change of Control solely if (a) the Company achieves at least 90% of the Target EBITDA for the Measurement Year immediately preceding the year in which the Change of Control occurs, and (b) the actual Consolidated Adjusted EBITDA for the Measurement Year immediately preceding the year in which the Change of Control occurs exceeds the actual Consolidated Adjusted EBITDA for the preceding year.  If (x) the conditions set forth in clauses (a) and (b) above are met, and (y) the Company achieves 90% of the 2007 Year to Date Target EBITDA (as defined below) for the month completed immediately prior to the Change of Control, then 50% of the Shares that are not yet Eligible Shares shall become Vested Shares.  The Target EBITDA for each month in 2007 is set forth below and the 2007 Year to Date Target EBITDA represents the cumulative Target EBITDA for the period commencing December 31, 2006 and ending on the last day of such fiscal month (the "Year to Date Target EBITDA").  If (1) the conditions set forth in clauses (a) and (b) above are met, and (2) the Company achieves more than 90% of the 2007 Year to Date Target EBITDA for the fiscal month completed immediately prior to the Change of Control, then a number of Shares that are not yet Eligible Shares will become Vested Shares, determined on a straight line basis such that an additional 5% of the Shares that are not yet Eligible Shares will become Vested Shares for each 1% that actual Consolidated Adjusted EBITDA for the period commencing December 31, 2006 and ending on the last day of the fiscal month immediately preceding the Change of Control exceeds 90% of the 2007 Year to Date Target EBITDA.

Month	2007 Monthly Target EBITDA (dollars in millions)	2007 Year to Date Target EBITDA (dollars in millions)
January	$18.9	$18.9
February	$13.4	$32.3
March	$13.3	$45.7
April	$15.1	$60.8
May	$12.7	$73.5
June	$17.4	$90.9
July	$21.0	$111.9
August	$17.6	$129.5
September	$16.7	$146.2
October	$18.9	$165.1
November	$12.7	$177.9
December	$12.1	$190.0

 (iii) Upon the occurrence of a Change of Control, the Option shall automatically terminate and cease to be thereafter exercisable as to any Shares other than those Shares that have become vested in accordance herewith.  Upon a Change of Control, Vested Shares are subject to Section 13(b) of the Plan.

(c) In the event that the Company achieves the Target EBITDA with respect to the Measurement Year in which termination of Service occurs, then the Eligible Shares with respect to such year multiplied by a fraction, the numerator of which shall equal the number of whole months during such year that the Optionee served on the Board or remained employed with the Company and the denominator of which is 12, shall become Vested Shares as of the end of such year.

3. Manner of Exercise of Option; Adjustments.

(a) To the extent that the right to exercise the Option has vested in accordance with the vesting schedule and such right is in effect, the Option may be exercised in full or in part as to Vested Shares by giving written notice to the Company stating the number of Shares exercised and accompanied by payment in full for such Shares.  Payment may be either (i) in cash or by personal check payable to the order of the Company, (ii) in shares of the Class B Common Stock of the Company legally and beneficially owned by the Optionee, fully vested and free of all liens, claims and encumbrances of every kind and valued at Fair Market Value on the date of delivery, or (iii) any combination of (i) and (ii); provided, however, that payment of the exercise price by delivery of shares of Class B Common Stock of the Company owned by such Optionee may be made only if such payment does not result in a charge to earnings for financial accounting purposes as determined by the Company.  Upon such exercise, delivery of a certificate for paid-up, non-assessable Shares shall be made at the principal office of the Company, not more than thirty (30) days from the date of receipt of notice by the Company.

(b) The Company shall at all times during the Term of the Option reserve and keep available such number of Shares of Class B Common Stock as will be sufficient to satisfy the requirements of this Option.

(c) Except as expressly set forth herein, adjustments on changes in recapitalization, reorganization and the like shall be made in accordance with Section 13 of the Plan, as in effect on the date of this Agreement.

4. Termination; Repurchase of Shares.

(a) Expiration.  The Option shall expire on the earliest of (i) the expiration of the Term, (ii) the date that is twelve (12) months following the date on which the Optionee’s Service terminates as a result of the Optionee’s death or Disability, (iii) the date that is three (3) months following the date on which the Optionee’s termination of Service without Cause or resignation for Good Reason or (iv) on the date of termination of Service if the Optionee’s Service is terminated with Cause or due to voluntary resignation by the Optionee without Good Reason (the “Termination Date”).  However, the Optionee (or in the case of the Optionee’s death or Disability, the Optionee’s representative) may exercise all or a part of the Optionee’s Option at any time before the expiration of such Option under the preceding sentence only to the extent that the Option has become exercisable for Vested Shares pursuant to this Agreement on or before the date the Optionee’s Service terminates. The balance of the Option (which is not exercisable for and vested on the date Optionee’s Service terminates) shall lapse when the Optionee’s Service terminates.  Notwithstanding the foregoing, with respect to the portion of the Option that would vest in accordance with Section 2(c), such portion of the Option shall not terminate until (i) the date that is twelve (12) months following the Measurement Date for the Measurement Year in which the termination of Service occurs if the Optionee’s Service terminates as a result of the Optionee’s death or Disability or (ii) the date that is three (3) months following the Measurement Date for the Measurement Year in which the termination of Service occurs if the Optionee’s Service is terminated for any other reason.

(b) In the event that the Optionee’s Service terminates for any reason, then all Shares purchased by the Optionee upon exercise of this Option (including any capital stock issued with respect to such Shares by way of stock split, stock dividend or other recapitalization and whether held by the Optionee or by one or more of the Optionee’s transferees) will be subject to repurchase by the Company, at its option (the “Repurchase Option”), for Fair Market Value as of the date of repurchase.

(c) The Repurchase Option shall be exercised by the Company, or its designee, from time to time, by delivering to the Optionee a written notice of exercise and a check in the amount of Fair Market Value.  Upon delivery of such notice and payment of the purchase price as described above, the Company, or its designee, shall become the legal and beneficial owner of the Shares being repurchased and all rights and interest therein or related thereto, and the Company, or its designee, shall have the right to transfer to its own name the number of Shares being repurchased without further action by the Optionee or any of his or her transferees.  If the Company or its designee elect to exercise the repurchase rights pursuant to this Section 4 and the Optionee or his or her transferee fails to deliver the Shares in accordance with the terms hereof, the Company, or its designee, may, at its option, in addition to all other remedies it may have, deposit the purchase price in an escrow account administered by an independent third party (to be held for the benefit of and payment over to the Optionee or his or her transferee in accordance herewith), whereupon the Company shall by written notice to the Optionee cancel on its books the certificates(s) representing such Shares registered in the name of the Optionee and all of the Optionee’s or his or her transferee’s right, title, and interest in and to such Shares shall terminate in all respects.

(d) Notwithstanding the foregoing, if at any time the Company elects to purchase any Shares pursuant to this Section 4, the Company shall pay the purchase price for the Shares it purchases (i) first, by offsetting indebtedness, if any, owing from such Optionee to the Company and (ii) then, by the Company’s delivery of cash for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Shares so purchased, duly endorsed; provided that, if any such cash payment at the time such payment is required to be made would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property or (B) after giving effect thereto, a Financing Default, or (C) if the Board determines in good faith that immediately prior to such purchase there shall exist a Financing Default which prohibits such purchase, dividend or distribution ((A) through (C) collectively the “Cash Deferral Conditions”), the portion of the cash payment so affected may be made by the Company’s delivery of a promissory note or senior preferred shares of the Company with a liquidation preference equal to the balance of the purchase price. The promissory note or senior preferred shares shall accrue interest or yield, as the case may be, annually at the “prime rate” published in The Wall Street Journal on the date of issuance, which interest or yield, as the case may be, shall be payable at maturity or upon payment of distributions by the Company. The value of each such senior preferred share shall as of its issuance be deemed to equal (A) the portion of the cash payment paid by the issuance of such preferred shares divided by (B) the number of senior preferred shares so issued.  Any senior preferred shares or the promissory note shall be redeemed or payable when and to the extent the Cash Deferral Condition which prompted their issuance no longer exists.

(e) In the event that any Shares are repurchased pursuant to this Section 4, the Optionee and his or her successors, assigns or Representatives shall take (at the Company’s expense) all steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals and take all other actions necessary and desirable to facilitate consummation of such repurchase in a timely manner.

5. Restrictions on Transfer and Voting.

(a) The right of the Optionee to exercise the Option shall not be assignable or transferable by the Optionee other than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of the Optionee only by him or her.  The Option shall be null and void and without effect upon the bankruptcy of the Optionee or upon any attempted assignment or transfer, except as hereinabove provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

(b) As a condition precedent to the Optionee’s exercise of any portion of the Option, the Optionee will sign a joinder agreement to the Securityholders’ Agreement as an “Employee” or “Senior Manager,” as the case may be, in which the Optionee agrees that such Shares will be subject to the restrictions in the Securityholders’ Agreement.

6. Representation Letter and Investment Legend.

(a) In the event that for any reason the Shares to be issued upon exercise of the Option shall not be effectively registered under the Securities Act of 1933, upon any date on which the Option is exercised in whole or in part, the person exercising the Option shall give a written representation to the Company in the form attached hereto as Exhibit A and the Company shall place an “investment legend” so-called, as described in Exhibit A, upon any certificate for the Shares issued by reason of such exercise.

(b) The Company shall be under no obligation to qualify Shares or cause a registration statement or post-effective amendment to any registration statement to be prepared for the purpose of covering the issue of Shares.

7. Restricted Activities.

(a) The Optionee acknowledges that (1) the Company has separately bargained and paid additional consideration for the restrictive covenants herein; (2) the Company will provide certain benefits to the Optionee hereunder in reliance on such covenants in view of the unique and essential nature of the services the Optionee will perform on behalf of the Company and the irreparable injury that would befall the Company should the Optionee breach such covenants; and (3) as used in this Section 7 and for all terms defined in Section 8 that are utilized in Section 7, the definition of the “Company” includes the Company and/or its Subsidiaries, Affiliates, and the successors and assigns of each and any such related entities.

(b) The Optionee agrees that the Optionee’s work for the Company has brought and will bring Optionee into close contact with many of the Company’s Customers, Customer Prospects, Vendors, Trade Secrets, and Confidential Information.  The Optionee further agrees that the covenants in this Section 7 are reasonable and necessary to protect the Company’s legitimate business interests and its Customer, Customer Prospect, and/or Vendor relationships, Trade Secrets, and Confidential Information.

(c) The Optionee agrees to faithfully perform the duties assigned to the Optionee and will not engage in any other employment or business activity while employed by the Company that might interfere with the Optionee’s full-time performance of the Optionee’s duties for the Company or cause a conflict of interest.  The Optionee agrees to abide by all of the Company’s policies and procedures, which may be amended from time-to-time.

(d) The Optionee agrees that, due to Optionee’s position, the Optionee’s engaging in any activity that may breach this Agreement will cause the Company great, immediate, and irreparable harm.

(e) Duty of Confidentiality. The Optionee agrees that during the Optionee’s employment with the Company and for a period of five (5) years following the termination of such employment for any reason, the Optionee shall not directly or indirectly divulge or make use of any Confidential Information outside of the Optionee’s employment with the Company (so long as the information remains confidential) without the prior written consent of the Company.  The Optionee shall not directly or indirectly misappropriate, divulge, or make use of Trade Secrets for an indefinite period of time, so long as the information remains a Trade Secret as defined by the DUTSA and/or any other applicable law.  The Optionee further agrees that if the Optionee is questioned about information subject to this Agreement by anyone not authorized to receive such information, the Optionee will notify the Company’s General Counsel within 24 hours.  The Optionee acknowledges that applicable law may impose longer duties of non-disclosure, especially for Trade Secrets, and that such longer periods are not shortened by this Agreement.

(f) Return of Confidential Information And Company Property.  The Optionee agrees to return to the Company all Confidential Information and/or Trade Secrets within three (3) calendar days following the termination of the Optionee’s employment for any reason.  To the extent the Optionee maintains Confidential Information and/or Trade Secrets in electronic form on any computers or other electronic devices owned by the Optionee, the Optionee agrees to irretrievably delete all such information and to confirm the fact of deletion in writing within three (3) calendar days following termination of employment with the Company for any reason.  The Optionee also agrees to return all property in the Optionee’s possession at the time of the termination of the employment with the Company, including but not limited to all documents, records, tapes, and other media of every kind and description relating to the Business of the Company and its Customers, Customer Prospects, and/or Vendors, and any copies, in whole or in part, whether or not prepared by the Optionee, all of which shall remain the sole and exclusive property of the Company.

(g) Proprietary Rights.  Proprietary Rights shall be promptly and fully disclosed by the Optionee to the Company’s General Counsel and shall be the exclusive property of the Company as against the Optionee and the Optionee’s successors, heirs, devisees, legatees and assigns.  The Optionee hereby assigns to the Company Optionee’s entire right, title, and interest therein and shall promptly deliver to the Company all papers, drawings, models, data, and other material relating to any of the foregoing Proprietary Rights conceived, made, developed, created or reduced to practice by the Optionee as aforesaid.  All copyrightable Proprietary Rights shall be considered “works made for hire.”  The Optionee shall, upon the Company’s request and at its expense, execute any documents necessary or advisable in the opinion of the Company’s counsel to assign, and confirm the Company’s title in the foregoing Proprietary Rights and to direct issuance of patents or copyrights to the Company with respect to such Proprietary Rights as are the Company’s exclusive property as against the Optionee and/or the Optionee’s successors, heirs, devisees, legatees and assigns under this Section 7(g) or to vest in the Company title to such Proprietary Rights as against the Optionee and/or the Optionee’s successors, heirs, devisees, legatees and assigns, the expense of securing any such patent or copyright, however, to be borne by the Company.

(h) Non-Competition.  The Optionee covenants and agrees that, during the term of Optionee’s employment with the Company and for twelve (12) months after the termination thereof, regardless of the reason for the employment termination, the Optionee will not, directly or indirectly, anywhere in the Territory, on behalf of any Competitive Business perform the same or substantially the same Job Duties.

(i) Non-Solicitation of Customers, Customer Prospects, and Vendors.  The Optionee also covenants and agrees that during the term of Optionee’s employment with the Company and for twelve (12) months after the termination thereof, regardless of the reason for the employment termination, the Optionee will not, directly or indirectly, solicit or attempt to solicit any business from any of the Company’s Customers, Customer Prospects, or Vendors with whom the Optionee had Material Contact during the last two (2) years of the Optionee’s employment with the Company.

(j) Non-Solicitation of Employees.  The Optionee also covenants and agrees that during the term of Optionee’s employment with the Company and for twelve (12) months after the termination thereof, regardless of the reason for the employment termination, the Optionee will not, directly or indirectly, on the Optionee’s own behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any non-clerical employee of the Company with whom the Optionee had personal contact or supervised while performing the Optionee’s Job Duties, to terminate their employment relationship with the Company.

(k) Ownership of Securities.  Notwithstanding the provisions set forth herein, the Optionee shall have the right to (a) invest in or acquire any class of securities issued by any firm, partnership, corporation, and/or any other entity and/or person not engaged in any Competitive Business, or (b) acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class securities which is (i) issued by any Competitive Business, and (ii) publicly traded on a national securities exchange or over-the-counter market.

(l) No Disparagement.  Each of the parties hereto covenants and agrees that, during the term of the Optionee’s employment with the Company and for twelve (12) months after the termination thereof, regardless of the reason for the employment termination, such party will not, directly or indirectly, either in writing or by any other medium, make any disparaging, derogatory or negative statement, comment or remark about the other parties hereto, or any of them, or Thomas H. Lee Partners, or any other their respective officers, directors, employees, Affiliates, Subsidiaries, successors and assigns, as the case may be; provided, however, that this Section 7(l) shall not be construed to require any Person to provide other than truthful testimony when compelled to testify pursuant to an enforceable subpoena or court order.

8. Definitions.

The following terms shall have the meanings ascribed below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person or, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Business of the Company” means the highly competitive business of developing, manufacturing, marketing, distributing, and/or selling sleep products, including mattresses, foundations, changing pads and covers, and bedding components for the same.

“Cause” shall mean, with respect to the Optionee, “Cause” as defined in any employment agreement between the Optionee and the Company (or, if applicable, the Subsidiary employing the Optionee) or, if the Optionee is not a party to an employment agreement or “cause” is not defined therein, any one or more of the following:

(a)           Any conviction or plea of guilty or nolo contendere to any felony or a crime involving fraud, personal dishonesty or moral turpitude (whether or not in connection with his or her employment);

(b)           Repeated or consistent failure or refusal to perform the participant’s duties or fulfill his or her responsibilities to the Company, after verbal notice and ten (10) days opportunity to cure;

(c)           Any breach of any written policy or any confidential or proprietary information, non-compete or non-solicitation covenant for the benefit of the Company or any of its affiliates; or

(d)           Commission of any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company.

“Change of Control” shall mean the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties, other than an Affiliate of THL, on an arm's-length basis, pursuant to which (a) a party or group (as defined under Rule 13d under the Securities Exchange Act of 1934, as amended) who is not a stockholder of the Company on the Effective Date, acquires, directly or indirectly (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise), more than 50% of the voting stock of the Company, (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, or (c) prior to an initial public offering of the Company common stock pursuant to an offering registered under the Securities Act, Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership, and its affiliates cease to have the ability to elect, directly or indirectly, a majority of the Board.

A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Class A Common Stock” means the Company’s Class A Common Stock, $0.01 par value per share.

“Class B Common Stock” has the meaning set forth in the Preamble hereto.

“Competitive Business(es)” include any firm, partnership, joint venture, corporation and/or any other entity and/or person, including but not limited to Sealy Corporation, Serta International, Spring Air Company, Select Comfort Corporation, Tempur-Pedic International, Inc., King Koil Licensing Company, Inc., International Bedding Corp., and/or any licensee of such entity, that develops, manufactures, markets, distributes, and/or sells any of the sleep products described in the definition for the “Business of the Company.”

“Confidential Information” means information about the Company and its Customers, Customer Prospects, and/or Vendors that is not generally known outside of the Company, which Optionee learned in connection with the Optionee’s employment with the Company.  Confidential Information may include, without limitation: (1) the terms of this Agreement, except as necessary to inform a subsequent employer of the restrictive covenants contained herein and/or the Optionee’s attorney, spouse, or professional tax advisor only on the condition that any subsequent disclosure by any such person shall be considered a disclosure by the Optionee and a violation of this Agreement; (2) the Company’s business policies, finances, and business plans; (3) the Company’s financial projections, including but not limited to, annual sales forecasts and targets and any computation(s) of the market share of Customers and/or Customer Prospects; (4) sales information relating to the Company’s product roll-outs; (5) customized software, marketing tools, and/or supplies that the Optionee was provided access to by the Company and/or created; (6) the identity of the Company’s Customers, Customer Prospects, and/or Vendors (including names, addresses, and telephone numbers of Customers, Customer Prospects, and/or Vendors); (7) any list(s) of the Company’s Customers, Customer Prospects, and/or Vendors; (8) the account terms and pricing upon which the Company obtains products and services from its Vendors; (9) the account terms and pricing of sales contracts between the Company and its Customers; (10) the proposed account terms and pricing of sales contracts between the Company and its Customer Prospects; (11) the names and addresses of the Company’s employees and other business contacts of the Company; and (12) the techniques, methods, and strategies by which the Company develops, manufactures, markets, distributes, and/or sells any of the sleep products described in the definition for the “Business of the Company.”

“Consolidated Adjusted EBITDA” has the meaning set forth in the Credit Agreement.

“Credit Agreement” shall mean the Second Amended and Restated Credit and Guaranty Agreement, dated as of May 25, 2006, among Simmons Bedding Company, as Company, THL-SC Bedding Company and certain subsidiaries of the Company, as Guarantors, the financial institutions listed therein, as Lenders, Goldman Sachs Credit Partners L.P., as Sole Bookrunner, Lead Arranger and Syndication Agent, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, General Electric Capital Corporation, as Co-Documentation Agent and Cit Lending Services Corporation, as Co-Documentation Agent, as amended by the First Amendment thereto, dated as of February 9, 2007, as amended and/or restated from time to time.

“Customers” means any firm, partnership, corporation and/or any other entity and/or Person that purchased or purchases from the Company any of the sleep products described in the definition for the “Business of the Company.”

“Customer Prospects” means any firm, partnership, corporation and/or any other entity and/or Person reasonably expected by the Company to purchase from the Company any of the sleep products described in the definition for the “Business of the Company.”

“Disability” shall mean with respect to the Optionee, (i) “disability” as defined in any employment agreement between the Optionee and the Company (or, if applicable, the Subsidiary employing the Optionee) or (ii) if the Optionee is not party to an employment agreement or “disability” is not defined therein, the Optionee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, as determined by the Board of Directors in its sole discretion.

“DUTSA” means Delaware Uniform Trade Secrets Act, 6 Del. Code Ann. §§ 2001-2011.

“Fair Market Value” shall be determined by the Board in good faith. Upon such determination, the Company shall promptly provide the Optionee with notice of the Fair Market Value so determined (the “Board Notice”).  In the event of a determination of Fair Market Value with respect to Class B Common Stock owned by a Senior Manager, such Senior Manager shall have the right to contest such determination in good faith, by delivery of written notice to the Company within ten (10) days of delivery of the Board Notice. If the Senior Manager does not notify the Company of any disagreement therewith, then the Fair Market Value shall be as set forth in the Board Notice.  If the Senior Manager does notify the Company of his or her disagreement with the Fair Market Value set forth in the Board Notice within such 10-day time period, then the Company must retain an independent third party appraiser to make such Fair Market Value determination (the “Final Determination”), and such Final Determination shall govern; provided, however, that if the Final Determination of Fair Market Value equals less than 110% of the Fair Market Value set forth in the Board Notice, then the Senior Manager shall pay for all costs and expenses of the third party appraiser.

“Financing Default” means any event of default or breach under (i) the Credit Agreement, (ii) that certain senior unsecured floating rate loan facility by and among THL-SC Bedding Company, certain of its subsidiaries, certain lenders, party thereto and Deutsche Bank, A.G., Cayman Islands Branch, as administrative agent, as amended, modified, restated or refinanced from time to time, (iii) the covenant contained in any of the Indentures which permits repurchases by the Company of employee stock not exceeding a specified amount in the aggregate, or (iv) any other similar notes or instruments that the Company or its Subsidiaries may issue from time to time.

“Fully Diluted Shares” means, as of any date of determination, the number of shares of Class A Common Stock and Class B Common Stock outstanding, plus (without duplication) shares of Class A Common Stock and Class B Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of all then-outstanding rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Class A Common Stock or Class B Common Stock or securities exercisable for or convertible or exchangeable into Class A Common Stock or Class B Common Stock, as the case may be, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Good Reason” shall mean, with respect to the Optionee, “Good Reason” as defined in any employment agreement between the Optionee and the Company (or, if applicable, the Subsidiary employing the Optionee) or, if the Optionee is not a party to an employment agreement or “good reason” is not defined therein:

(a)           Any reduction in the Optionee’s base salary;

(b)           Any requirement that the Optionee be required to relocate his or her place of employment thirty-five (35) or more miles away from his or her current place of employment, which new location is also thirty-five (35) or more miles away from the Optionee’s residence.

“Indentures” shall mean (i) that certain Indenture, dated as of December 19, 2003, governing the Senior Subordinated Notes of Simmons Bedding Company, a Subsidiary, due 2013, as amended, modified, restated or refinanced from time to time, and (ii) that certain Indenture, dated as of December 15, 2004, governing the 10% Senior Discount Notes of Simmons Company, a Subsidiary, due 2014, as amended, modified, restated or refinanced from time to time.

“Job Duties” for the Optionee are those job duties the Optionee performed for the twelve (12) months prior to the Effective Date of this Agreement, as well as those duties as may from time-to-time reasonably be prescribed by the Company during the period of the Optionee’s employment with the Company.

“Material Contact” means personal contact or the supervision of the efforts of those who have direct personal contact with Customers, Customer Prospects, or Vendors in an effort to initiate or further a business relationship between the Company and such Customers, Customer Prospects, or Vendors.

“Measurement Date” shall mean the date upon which the Company shall have received its audited financial statements for the prior Measurement Year, beginning with the Measurement Year ending December 29, 2007.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Plan” has the meaning set forth in the Preamble hereto.

“Proprietary Rights” means any and all inventions, discoveries, developments, methods, processes, compositions, works, supplier and customer lists (including information relating to the generation and updating thereof), concepts, and ideas (whether or not patentable or copyrightable) conceived, made, developed, created, or reduced to practice by the Optionee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) prior to or during the Optionee’s employment, which may be directly or indirectly useful in, or related to, the Business of the Company or any business or products contemplated by the Company while the Optionee was or is an employee, officer, or director of the Company.

“Representative” means, with respect to the deceased Optionee, the duly appointed, qualified and acting personal representative (or personal representatives collectively) of the estate of the deceased Optionee (or portion of such estate that includes Optionee Stock), whether such personal representative holds the position of executor, administrator or other similar position qualified to act on behalf of such estate.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal law then in force.

“Securityholders’ Agreement” means the Securityholders’ Agreement dated February 9, 2007 between the Company and certain stockholders of the Company, as amended, modified or supplemented from time to time.

“Senior Manager” shall mean each of Charles R. Eitel, William S. Creekmuir and any other Persons designated by the Board as Senior Managers (collectively, the “Senior Managers”).

“Service” shall mean service as a full time employee or director of or consultant to the Company or any of its Subsidiaries.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.

“Term” means the period starting on the date of this Agreement and expiring 10 years from the date of this Agreement.

“Territory” means the United States, Puerto Rico and Canada.

“THL” means Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership, Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Cayman Fund V, L.P., 1997 Thomas H. Lee Nominee Trust, Thomas H. Lee Investors Limited Partnership, Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC, and Putnam Investments Employees’ Securities Company II, LLC.

“Trade Secrets” means Confidential Information which meets the additional requirements of the DUTSA and/or under any other applicable law.

“Vendors” means any individual and/or entity that provided goods and services to the Company.

9. General Provisions.

(a) Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement.  This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, provided, however, that notwithstanding the foregoing, if the Optionee is currently a party to any non-competition or non-solicitation covenants with the Company or its Subsidiaries and such covenants are to be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, such covenants (together with any definitions contained in such covenants and any exhibits or schedules referenced therein) (collectively, the "Prior Covenants") shall not be superseded or restated but instead shall be incorporated herein by reference.  The Prior Covenants shall be read together with the covenants contained in Section 7 hereof in such manner as to make such Prior Covenants and the covenants contained herein enforceable to the fullest extent permissible under the laws of the State in which enforcement is sought.

(c) Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Optionee, the Company, and their respective successors, assigns, heirs, representative and estate, as the case may be (including subsequent holders of the Shares); provided that the rights and obligations of the Optionee under this Agreement shall not be assignable except as permitted under Section 5 hereunder.

(e) Governing Law and Remedies.  The parties acknowledge and agree that they are bound by their arbitration obligations under Exhibit B attached hereto, which the parties also hereby agree to execute contemporaneously and is an integral part of this Agreement.  The parties agree and acknowledge that all provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware exclusively and without reference to principles of conflict of laws.  The Federal Arbitration Act (“FAA”) will supersede state laws to the extent inconsistent.  The Arbitrator(s) shall have no authority to apply the law of any other jurisdiction.

_______                      Optionee’s initials to acknowledge agreement to Governing Law and Remedies provision in Section 9(e).

(f) Remedies.  Each of the parties to this Agreement and any such Person granted rights hereunder whether or not such Person is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs (including reasonable attorney’s fees) for any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party and any such Person granted rights hereunder whether or not such Person is a signatory hereto may in its sole discretion submit the matter to arbitration for specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

(g) Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Optionee and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h) Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via facsimile, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via facsimile, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

If to the Company, to:

Simmons Holdco, Inc.
One Concourse Parkway, Suite 800
Atlanta, GA  30328
Attention:  Chief Financial Officer and General Counsel

With a copy to:

Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA  02110
Attention:  Scott A. Schoen
Todd M. Abbrecht
George R. Taylor

If to the Optionee, to the address set forth underneath the Optionee’s name on the signature pages hereto.

(i) Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period for giving notice or taking action shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(j) Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements contained herein and in the Exhibits hereto shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement indefinitely.

(k) Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(l) Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(m) WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(n) Nouns and Pronouns.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

(o) Acknowledgement and Waiver.  The Optionee hereby represents and warrants that he or she has access to adequate information regarding the terms of this Agreement, the scope and effect of the provisions set forth herein and all other matters encompassed by this Agreement, to make an informed and knowledgeable decision with regard to enter into this Agreement.  The Optionee acknowledges that he or she has received a copy of the Plan.  The Optionee further represents and warrants that he or she has not relied on the Company in deciding to enter into this Agreement and has instead made his or her own independent analysis and decision to enter into this Agreement.

(p) Rights as a Shareholder.  The Optionee shall have no rights as a shareholder with respect to any Shares that may be purchased by exercise of this Option unless and until a certificate or certificates representing such Shares are duly issued and delivered to the Optionee.  Any such issuance is expressly conditioned upon the Optionee’s prior execution of a joinder agreement to the Securityholders’ Agreement.  Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

(q) Withholding Taxes.  Whenever Shares are to be issued upon exercise of this Option, the Company shall have the right to require the Optionee (or his or her successor, assign or Representatives) to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the Shares and the delivery of any certificate or certificates for such Shares.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the date first written above.

SIMMONS HOLDCO, INC.

By:  __________________________
William S. Creekmuir
Executive Vice President and
Chief Financial Officer

OPTIONEE:

Dominick Azevedo

______________________________
Signature

Address: _____________________
   _____________________
   _____________________

Social Security Number: _____________

Number of Shares:  3,440

Per Share Exercise Price:  $31.33

Grant Date:  July 11, 2007

EXHIBIT A
TO STOCK OPTION AGREEMENT

Simmons Holdco, Inc.
One Concourse Parkway, Suite 800
Atlanta, GA 30328

Ladies and Gentlemen:

In connection with the acquisition by me of _____ shares of Class B Common Stock, par value $0.01 per share (the “Shares”) of Simmons Holdco, Inc., a Delaware corporation (the “Company”), pursuant to the exercise of an Option evidenced by a Stock Option Agreement, dated as of ________, 2007, I hereby represent to the Company as follows:

(a)           I hereby confirm that:  (i) the Shares to be received by me will be acquired for investment only, for my own account, not as a nominee or agent and not with a view to the sale or distribution of any part thereof; and (ii) I have no current intention of selling, granting participation in or otherwise distributing the Shares.  I further represent that I do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person, or to any third person, with respect to any of the Shares.

(b)           I understand that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”) on the basis that the acquisition of the Shares by me and the issuance of securities by the Company to me is exempt from registration under the 1933 Act and that the Company’s reliance on such exemption is predicated on my representations set forth herein.

(c)           I represent that I have, either alone or together with the assistance of a “purchaser representative” (as the term is defined in Regulation D promulgated under the 1933 Act), such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of my investment in the Company.  I further represent that I am familiar with the business and financial condition, properties, operations and prospects of the Company.  I further represent that I have had, prior to my acquisition of the Shares, the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the issuance and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to me or to which I have had access.  I am satisfied that there is no material information concerning the condition, properties, operations and prospects of the Company of which I am unaware.  I have made, either alone or together with my advisors, such independent investigation of the Company as I deem to be, or my advisors deem to be, necessary or advisable in connection with this investment.

(d)           I understand that the Shares may not be sold, transferred or otherwise disposed of without registration under the 1933 Act and applicable state securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the 1933 Act or applicable state securities laws, the Shares must be held indefinitely.  In particular, I acknowledge that I am aware that the Shares may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met.  I represent that, in the absence of an effective registration statement covering the Shares, I will not sell, transfer or otherwise dispose of the Shares.

(e)           I represent that I (i) am capable of bearing the economic risk of holding the unregistered Shares for an indefinite period of time and have adequate means for providing for my current needs and contingencies, (ii) can afford to suffer a complete loss of my investment in the Shares, and (iii) understand and have taken cognizance of all risk factors related to the acquisition of the Shares.

(f)           I understand that the acquisition of the Shares involves a high degree of risk and there will be no established market for the Company’s capital stock and it is not likely that any public market for such stock will develop in the near future.

(g)           I represent that neither I nor anyone acting on my behalf has paid any commission or other remuneration to any person in connection with the acquisition of the Shares.

(h)           Independent of the additional restrictions on the transfer of the Shares contained herein, I agree that I will not make a transfer, disposition or pledge of any of the Shares other than pursuant to an effective registration statement under the 1933 Act and applicable state securities laws, unless and until:  (i) I shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the disposition and (ii) if requested by the Company and at my expense or at the expense of my transferee, I shall have furnished to the Company an opinion of counsel, reasonably satisfactory (as to counsel and as to substance) to the Company and its counsel, to the effect that such transfer may be made without registration of the Shares under the 1933 Act, and applicable state securities laws.

(i)           I acknowledge that all certificates evidencing the Shares shall bear the following legend:

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO A SECURITYHOLDERS’ AGREEMENT DATED FEBRUARY 9, 2007 AMONG THL BEDDING HOLDING COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THL BEDDING HOLDING COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS.  THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.”

(j)           The certificates evidencing the Shares shall also bear any legend required by any applicable state securities law.

(k)           In addition, the Company shall make a notation regarding the restrictions on transfer of the Shares in its stock books, and the Shares shall be transferred on the books of the Company only if transferred or sold pursuant to an effective registration statement under the 1933 Act and applicable state securities laws covering such Shares or pursuant to and in compliance with the provisions of the Securityholders’ Agreement, as amended.

Very truly yours,

EXHIBIT B - ARBITRATION CLAUSE

(1) In consideration of the benefits described in the Stock Option Agreement executed by DOMINICK AZEVEDO (the “Optionee” or “you”) and SIMMONS HOLDCO, INC., a Delaware corporation (the “Company”), on the same date hereto and into which this Exhibit A is incorporated, (“Agreement”), the Company and you hereby agree that any controversy or claim arising under federal, state and local statutory or common or contract law between the Company and you involving the construction or application of any of the terms, provisions, or conditions of the Agreement, including, but not limited to, breach of contract, tort, and/or fraud, must be submitted to arbitration on the written request of either party served on the other.  Arbitration shall be the exclusive forum for any such controversy.  For example, if the Company and you have a dispute concerning the interpretation or enforceability of one or more restrictive covenants, the parties will resolve the dispute exclusively through arbitration.  The Arbitrator’s decision shall be final and binding on both parties.

(2) If any claim or cause of action at law or in equity is filed by either party in any state or federal court which results in arbitration being compelled and/or the claim or cause of action being dismissed, stayed, and/or removed to arbitration pursuant to this Agreement, the party who instituted the claim or cause of action in state or federal court, either wholly or in substantial part, shall, at the discretion of the Arbitrator(s), reimburse the respondent for its reasonable attorneys’ fees, costs, and necessary disbursements to the extent permitted by law, in addition to any other relief to which it may be entitled, related to the state or federal court claim or action.

(3) Excluding the initial filing fee, which shall be borne by the claimant, the cost of arbitration shall be borne by the Company, unless the Arbitrator determines that any claim(s) brought by you was/were wholly frivolous or fraudulent.  If an arbitration or any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party, either wholly or in substantial part, shall, at the discretion of the Arbitrator, be entitled to its reasonable attorneys’ fees, costs, and necessary disbursements to the extent permitted by law, in addition to any other relief to which it may be entitled.

(4) If the Optionee submits any controversy or claim to arbitration, the arbitration will be conducted in Atlanta, Georgia and all claims shall be submitted to and administered by the American Arbitration Association’s Southeast Case Management Center in Atlanta, Georgia.  If the Company submits any controversy or claim to arbitration, the arbitration shall be conducted at the American Arbitration Association’s Local or Regional Office that is geographically closest to the Optionee’s place of residence and all claims shall be submitted to and administered by the American Arbitration Association’s corresponding Case Management Center.

(5) The arbitration shall comply with and be governed by the American Arbitration Association’s Commercial Arbitration Rules (“Rules”) effective as of the execution date below, to the extent such Rules are not contrary to the express provisions of this Agreement.  The parties also agree that the American Arbitration Association Optional Rules for Emergency Measures of Protection (“Emergency Rules”) shall apply to proceedings brought by either party.  The above Rules and Emergency Rules can be found at the following page of the American Arbitration Association’s website, www.adr.org: http://www.adr.org/sp.asp?id=22440.  You acknowledge that you should read these Rules and Emergency Rules and that it is your responsibility to be familiar with them prior to signing the Agreement.  If you are unable to access the Rules and/or Emergency Rules at the above website, you can request a copy of them from a Company official prior to signing the Agreement.

(6) The parties agree and acknowledge that all provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware exclusively and without reference to principles of conflict of laws.  The Federal Arbitration Act (“FAA”) will supersede state laws to the extent inconsistent.  Any claim(s) involving the construction or application of this Agreement must be submitted to arbitration within the statute of limitations period for such claim(s) under Delaware state law and shall be dismissed if the statute of limitations period is not met.  The Arbitrator(s) shall have no authority to apply the law of any other jurisdiction.

(7) The dispute shall be heard and determined by one Arbitrator, unless both parties mutually consent in writing signed by you and an authorized representative of Company to a panel of three (3) Arbitrators.  Unless both parties mutually consent otherwise, the parties agree and request that the Arbitrator(s) issue a reasoned award in accordance with Commercial Arbitration Rule R-42(b).

I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

Executed effective as of this 11th day of July, 2007.

__________________________________ Dominick Azevedo Social Security #: __________________	Simmons Holdco, Inc. By: __________________________________ William S. Creekmuir Executive Vice President and Chief Financial Officer